Free Writing Prospectus Dated January 14, 2025 Filed Pursuant to Rule 433(d) Registration No. 333-283219 Registration No. 333-283219-01

$1.5 billion CarMax (CARMX 2025-1) Prime Auto Loan

Joint-leads: RBC (str), Barclays, Scotia, Wells

Co-managers: CIBC, Mizuho, TD, Truist

- Anticipated Capital Structure -

CLS	AMT($MM)	WAL	S/F	P-WIN	E-FIN	L-FIN	BENCH	SPRD	YLD%	CPN%	PRICE
A-1	268.800	0.27	A-1+/F1+	1-6	07/25	01/26	I-CRV	+9	4.408	4.408	100.00000
A-2a\	268.700	1.13	AAA/AAA	6-22	11/26	03/28	I-CRV	+44	4.681	4.63	99.99359
A-2b/	268.700	1.13	AAA/AAA	6-22	11/26	03/28	SOFR30A	+43			100.00000
A3	537.390	2.69	AAA/AAA	22-45	10/28	01/30	I-CRV	+46	4.896	4.84	99.98310
A4	94.300	3.88	AAA/AAA	45-47	12/28	08/30	I-CRV	+48	5.002	4.95	99.99783
B	28.020	3.90	AA+/AA	47-47	12/28	09/30	I-CRV	+65	5.173	5.11	99.97154
C	18.940	3.90	AA-/A	47-47	12/28	10/30	I-CRV	+80	5.323	5.26	99.98290
D	15.150	3.90	A+/BBB	47-47	12/28	07/31	I-CRV	+115	5.673	5.60	99.97542

- Transaction Details -

Expected Pricing : PRICED	Offered Amount : $1,500,000,000
Expected Settle : 01/22/25	Registration : SEC-Registered
First Payment Date : 02/18/25	ERISA Eligible : Yes
Expected Ratings : S&P/Fitch	Risk Retention : US-Yes, EU-No
Bloomberg Ticker : CARMX 2025-1	Pricing Speed : 1.3% ABS to 10% Clean-Up Call
Bloomberg SSAP : “CARMX20251”	Min Denoms : $5k x $1k
Bill & Deliver : RBC

- Available Materials -

Preliminary Prospectus, Free Writing Prospectus, Intex CDI (attached)

Intexnet Dealname : “RBCCARX2501_LARGE_POOL”; password “7U7U”

Deal Roadshow : www.dealroadshow.com; password “CARMX20251”

Direct Link : https://dealroadshow.com/e/CARMX20251

Cusips

A-1 : 14319W AA4

A-2a: 14319W AB2

A-2b: 14319W AC0

A-3 : 14319W AD8

A-4 : 14319W AE6

B : 14319W AF3

C : 14319W AG1

D : 14319W AH9

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-375-6829.